Exhibit 99.1

CHARLOTTE RUSSE

ANNOUNCES SECOND QUARTER RESULTS

•	Second Quarter Sales Rose 34.7% With Same Store Sales Increase of 16.6%

•	Quarterly Loss Per Share of 52 Cents Included 60-Cent Non-Cash Charge for Rampage Impairment Offset by a 5-Cent Adjustment for Gift Card Breakage

•	Management Evaluating Strategic Alternatives for Rampage Chain

•	New Charlotte Russe Stores Target Rises From 35 to 40 for Fiscal 2006 With at Least 50 Openings Planned for Fiscal 2007

SAN DIEGO, California, April 20, 2006 – Charlotte Russe Holding, Inc. (Nasdaq/NM: CHIC), a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties, today reported financial results for the second quarter of fiscal 2006 ended March 25, 2006. In addition, management announced that it is evaluating strategic alternatives for the Rampage chain which has been undergoing a brand repositioning for the past two years.

Mark Hoffman, Chief Executive Officer, remarked: “Our core brand, Charlotte Russe, performed very well during the recently completed quarter, and we are pleased with how well our merchandise assortments have been accepted by our targeted customers. Our objective has been to drive double-digit sales gains from our apparel offerings of fashion-right tops and bottoms in order to reclaim market position and drive higher average sales volumes. We have clearly achieved some success in this pursuit. In light of Charlotte Russe’s strong sales performance during the past three fiscal quarters, and the continued strength of our debt-free balance sheet, an increased investment in the core business is warranted. Accordingly, our goal for fiscal 2006 has been increased from 35 to 40 new Charlotte Russe stores, and we expect to open at least 50 new stores in fiscal 2007 that will end in September 2007.”

Mr. Hoffman continued, “The Rampage chain continued to struggle with its brand repositioning during the recent quarter. This chain of 66 stores represents about 16% of our store count; however, its contribution to overall revenues during the second quarter declined to about 10%. In terms of store-level profitability, the Rampage chain ran slightly negative during the last half of fiscal 2005 that ended in September 2005. However, store-level operating losses of about $9.0 million were incurred during the first half of fiscal 2006 with almost 65% of that loss occurring in the second quarter ended March 2006. In light of this deterioration, a non-cash accounting charge for an estimated impairment in the value of our long-lived assets was taken as of the end of the second quarter. We are currently evaluating strategic alternatives for the Rampage chain while we continue our efforts to successfully reposition the brand.”

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“Assuming no significant change in the overall retailing environment, we would guide investors to expect low double-digit positive comparable store sales in the third quarter of fiscal 2006 with diluted earnings per share of 20 to 24 cents, compared to 14 cents last year,” Mr. Hoffman concluded.

As has been the Company’s policy, this guidance does not include the potential of any business risks, opportunities or developments that may occur after April 20, 2006. Management does not expect to report on its third quarter financial performance, or to comment on it to the investment community, until after the financial results for the third quarter have been released on or about July 20, 2006.

Financial Results:

Net sales for the second quarter increased 34.7% to $171.1 million from $127.0 million for the second quarter last year. Comparable store sales increased 16.6% during the quarter, compared to a decrease of 3.1% for the second quarter of fiscal 2005.

Net sales for the first 26 weeks of fiscal 2006 were $372.5 million, an increase of 34.5% from $277.0 million for the same period last year. Comparable store sales increased 16.1% during the 26-week period, compared to a decrease of 6.8% that was reported for the same period last year.

The operating loss for the second quarter was $19.7 million as compared to a loss of $1.4 million for the same quarter last year. These results reflect a $22.5 million pre-tax and non-cash write down of the Rampage chain’s long-lived assets pursuant to management’s analysis of estimated future cash flows for related store locations. In addition, the second quarter results reflected a cumulative pre-tax adjustment for gift card income of $2.0 million. Excluding these two adjustments, operating income for the second quarter was $0.8 million as compared to a loss of $1.4 million for the same quarter last year.

The Company incurred a net loss of $11.6 million as compared to a net loss of $762,000 in the same quarter last year. The loss per share of 52 cents compared to a loss of 3 cents for the same quarter of the prior year. Excluding the Rampage non-cash impairment charge with its 60-cent impact per share and the cumulative adjustment for gift card income with its 5-cent impact per share, earnings per share improved to 3 cents as compared to a loss of 3 cents for the same quarter last year.

During the first 26 weeks of fiscal 2006, the Company reported an operating loss of $8.3 million as compared to $2.1 million profit during the same period last year. Excluding the two adjustments noted above, operating income for the first 26 weeks of fiscal 2006 was $12.2 million as compared to $2.1 million for the same period last year.

During the first 26 weeks of fiscal 2006, the reported net loss of $4.5 million compares to net income of $1.4 million for the same period last year. The reported loss per share of 20 cents for the 26-week period compared to diluted earnings per share of 6 cents for the same period of the prior year. Excluding the Rampage non-cash impairment charge with its 57-cent impact per share and the cumulative adjustment for gift card income with its 5-cent impact per share, diluted earnings per share improved to 32 cents as compared to 6 cents for the same period last year. Due to different levels of earnings and number of shares used in the calculations, the Rampage non-cash impairment charge had a greater impact on the quarterly per share calculation (60-cent impact) than it did with the year-to-date calculation (57-cent impact).

We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. In an effort to provide investors with additional information regarding the Company’s results we sometimes use “non-GAAP” measures, as defined by the Securities and Exchange Commission. Our non-GAAP measures include operating income (loss) and earnings (loss) per share excluding the Rampage non-cash impairment charge and the cumulative adjustment for gift card income. Non-GAAP financial measures in this press release are generally accompanied by the most directly comparable GAAP financial measure. The differences between the GAAP and non-GAAP measures are reconciled in the text of the press release. The Company presents “non-GAAP” financial measures when it believes such measures will be useful to investors in evaluating the Company’s financial performance. Importantly, the Company believes non-GAAP measures should be considered in addition to, and not in lieu of, GAAP measures. These non-GAAP measures may be different from non-GAAP measures used by other companies.

Charlotte Russe Holding, Inc. is a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties. The company operated a total of 420 stores in 43 states and Puerto Rico, as of March 25, 2006, comprised of 354 Charlotte Russe stores and 66 Rampage stores. The company expects to open up to 40 new Charlotte Russe stores during the fiscal year ending in September 2006 and at least 50 additional new stores in fiscal 2007.

The “Charlotte Russe” stores offer fashionable, affordable apparel and accessories that have been tested and accepted by the marketplace, thus appealing to women who prefer established fashion trends. The “Rampage” stores feature trendsetting apparel and accessories and thus appeal to women with a flair for making fashion statements and who want runway-inspired fashion, quality and value.

Interested listeners are invited to participate in today’s Charlotte Russe conference call at 11:00 a.m. Eastern Time which will be broadcast over the internet at http://www.charlotte-russe.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the company’s web site shortly after the call, or by calling 877-519-4471, PIN: 7161300.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to projections of our future results of operations or of our financial condition, our anticipated growth strategies and projected new store openings, repositioning of our Rampage brand which has not been successful to date, integration of our recently hired senior executives, and general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers and uncertainties generally associated with women’s apparel and accessory retailing. A complete description of these factors, as well as others that could affect the company’s business, is set forth in the Annual Report on Form 10-K, filed with the Securities and Exchange Commission on December 7, 2005.

— Financial statements follow —

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in 000’s, except per share data)

(unaudited)

	Second Quarter Ended		Six Months Ended
	March 25, 2006	March 26, 2005	March 25, 2006	March 26, 2005
Net sales	$171,069	$126,976	$372,523	$276,958
Cost of goods sold	133,210	99,565	285,282	214,747

Gross profit	37,859	27,411	87,241	62,211
Selling, general & administrative expenses	35,091	28,825	73,057	60,140
Asset impairment	22,500	—	22,500	—

Operating income(loss)	(19,732)	(1,414)	(8,316)	2,071
Interest income, net	594	226	947	349
Other charges	(67)	(62)	(130)	(126)

Income(loss) before income taxes	(19,205)	(1,250)	(7,499)	2,294
Income tax expense(benefit)	(7,624)	(488)	(2,977)	894

Net income(loss)	$(11,581)	$(762)	$(4,522)	$1,400

Basic earnings(loss) per share	$(0.52)	$(0.03)	$(0.20)	$0.06

Diluted earnings(loss) per share	$(0.52)	$(0.03)	$(0.20)	$0.06

Basic weighted average shares outstanding	22,444	21,985	22,328	21,971
Diluted weighted average shares outstanding	22,444	21,985	22,328	24,000

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in 000’s)

(unaudited)

	March 25, 2006	March 26, 2005
ASSETS
Cash and cash equivalents	$52,648	$39,872
Inventories	56,537	44,629
Other current assets	6,173	7,533
Deferred tax assets	16,400	6,700

Total current assets	131,758	98,734
Fixed assets, net	162,890	175,825
Goodwill	28,790	28,790
Other assets	540	1,156

Total assets	$323,978	$304,505

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$30,871	$31,020
Accounts payable, other	5,102	3,260
Accrued payroll and related expense	4,851	3,362
Income and sales taxes payable	3,005	2,430
Other current liabilities	10,083	10,774

Total current liabilities	53,912	50,846
Deferred rent	101,137	92,116
Other liabilities	44	43
Deferred tax liabilities	1,790	4,200

Total liabilities	156,883	147,205
Total stockholders’ equity	167,095	157,300

Total liabilities and stockholders’ equity	$323,978	$304,505

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CONTACT: Daniel T. Carter, Chief Financial Officer of Charlotte Russe Holding, Inc., 858-490-2430/